Exhibit 99.1

USA Technologies, Inc. Announces Receipt of Nasdaq Delisting Notification

Company Will Request a Hearing and an Extended Stay

MALVERN, Pa., March 4, 2019 -- USA Technologies, Inc. (NASDAQ: USAT) (the “Company”), a premier digital payment, consumer engagement and logistics service provider for the self-service retail market, today announced that it received a notice from the Listing Qualifications Department of The Nasdaq Stock Market LLC ( “Nasdaq”) on February 26, 2019 indicating that the trading of the Company’s securities will be suspended from The Nasdaq Global Market and the Company’s securities will be delisted from The Nasdaq Stock Market at the opening of business on March 7, 2019 unless the Company requests an appeal by March 5, 2019.

The notice stated that Nasdaq had determined that the Company would not be in a position to file all required periodic reports with the Securities and Exchange Commission (the “SEC”) as required by Nasdaq Listing Rule 5250(c)(1) (the “Rule”) by the March 12, 2019 deadline previously granted by Nasdaq. As previously announced, at the time of granting the extended deadline, Nasdaq had advised the Company that a failure to file the periodic reports by the extended deadline would result in a notice of delisting of the Company’s securities.

The Company plans to timely submit a request for a hearing before the Nasdaq Hearings Panel (the “Panel”), which will automatically stay the suspension of trading in the Company’s securities for 15 calendar days. In connection with the request for a hearing, the Company also intends to request that the Panel further stay any suspension of trading, pending the hearing. The Panel will review the request for an extended stay and notify the Company of its conclusion by March 20, 2019, with a potential hearing to occur approximately 30 to 45 calendar days after the date of the hearing request.

At the hearing, the Panel has the discretion to grant the Company an extension through September 9, 2019 in order to regain compliance with the Rule. There can be no assurance that the Panel will extend the stay of the trading suspension beyond the automatic 15 calendar-day period or ultimately grant the Company’s request for continued listing on Nasdaq.

Nasdaq indicated in the notice  that its determination was based upon the Company’s oral communication with Nasdaq on February 8, 2019 that the Company would not be in a position to file the Annual Report on Form 10-K for the fiscal year ended June 30, 2018, the Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2018, or any other periodic report required to be filed with the SEC by the March 12, 2019 deadline (the “Unfiled Reports”), the resignation of the Company’s auditor as reported in the Company’s Form 8-K dated February 6, 2019, the determination of the Company to restate certain of its financial statements as reported in the Company’s Form 8-K dated February 6, 2019, and the inability of the Company to timely file with the SEC its Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2019 as reported in the Company’s Form 12b-25 filed with the SEC on February 11, 2019.

About USA Technologies, Inc.

USA Technologies, Inc. is a premier payment technology service provider of integrated cashless and mobile transactions in the self-service retail market. The company also provides a broad line of cashless acceptance technologies including its NFC-ready ePort® G-series, ePort Mobile® for customers on the go, ePort® Interactive, and QuickConnect, an API Web service for developers. Through its acquisition of Cantaloupe Systems, Inc. ("Cantaloupe"), the company also offers logistics, dynamic route scheduling, automated pre-kitting, responsive merchandising, inventory management, warehouse and accounting management solutions. Cantaloupe is a premier provider of cloud and mobile solutions for vending, micro markets, and office coffee services.

Forward-looking Statements: “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: All statements other than statements of historical fact included in this release are forward-looking statements. When used in this release, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” and similar expressions, as they relate to the Company or its management, identify forward looking statements. Such forward-looking statements are based on the beliefs of the Company’s management, as well as assumptions made by and information currently available to the Company’s management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to, whether the Panel will extend the stay of the trading suspension beyond the automatic 15-day period or ultimately grant the Company’s request for continued listing on Nasdaq; the ability to, as well as the ability to timely, engage a new independent registered public accounting firm; the ability to complete the restatement of the affected financial statements and address any material weaknesses; the timing of completion of necessary restatements, interim reviews and audits by the new independent registered public accounting firm; risks relating to the substantial costs and diversion of personnel’s attention and resources deployed to address the restatement of the affected financial statements and internal control matters; the costs and expenses relating to the Audit Committee’s internal investigation; the impact of the internal investigation on the Company, its management and operations; the results of pending and potential additional litigation, derivative demands, or regulatory action arising from the internal investigation and its findings, from the failure to timely file the Unfiled Reports, from the resignation of the Company' auditor, or from the restatement of the affected financial statements; the subsequent discovery of additional adjustments to the Company’s previously issued financial statements; the ability of the Company to regain and maintain compliance with Nasdaq’s continued listing requirements; the timing of the review by, and the conclusions of, the Company’s new independent auditor regarding the investigation and its impact on the financial statements;  possible default by the Company under its credit facility; the ability of the Company to remediate any material weaknesses in internal control over financial reporting; potential reputational damage that the Company may suffer as a result of the matters under investigation, the resignation of its auditor or the restatement of the affected financial statements; the impact of the internal investigation, the resignation of its auditor, and the restatement of the affected financial statements on the value of the Company’s common and preferred stock; the ability of the Company to successfully defend itself, and the possibility of unfavorable outcomes, in the pending class action and shareholder demands for derivative action; the impact of the pending class action and shareholder demands for derivative action on the Company’s business, reputation, results of operations and financial condition; and the risk that the filing of the Unfiled Reports or the restatement of the affected financial statements will take longer than anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements. Any forward-looking statement made by us speaks only as of the date of this release. Unless required by law, the Company does not undertake to release publicly any revisions to these forward-looking statements to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

MEDIA CONTACT:
Media:
Joele Frank, Wilkinson Brimmer Katcher
Tim Lynch / Meaghan Repko
212-355-4449
or
Investors:
Blueshirt Group
Monica Gould, +1 212-871-3927
monica@blueshirtgroup.com